Exhibit 99.1

    Gastar Exploration Announces Successful John Parker #3 Knowles
                            Limestone Well


    HOUSTON--(BUSINESS WIRE)--June 11, 2007--Gastar Exploration Ltd. (AMEX:GST) and (TSX:YGA) is pleased to announce that it has drilled the John Parker #3 well, located in Robertson County, Texas, to a total depth of 13,900 feet. The John Parker #3 is a vertical well intended to test and produce the Knowles Limestone formation that was encountered in the John Parker #2 well. Based on preliminary analysis of electric logs and natural gas shows encountered during drilling, the well intersected approximately 34 net feet of apparent pay in the targeted Knowles Limestone formation. The Knowles Limestone formation encountered in the John Parker #3 well appears to have very similar properties to the high porosity and permeability confirmed in the Knowles in the John Parker #2 well through sidewall core analysis.

    Gastar is in the process of installing production casing to total depth and plans to complete the well in the Knowles Limestone formation. The initial completion activities are expected to take approximately 20 days and, if successful, initial gas sales are expected shortly thereafter. Gastar has a 50% working interest, with Chesapeake Energy Corporation (NYSE:CHK) and an unrelated private exploration and production company each owning a 25% working interest.

    J. Russell Porter, Gastar's President and Chief Executive Officer, made the following comments on these well results, "Along with the continued success of our Bossier drilling program, the potential to demonstrate meaningful synergistic production and reserve potential from a shallower formation adds to our potential asset and corporate valuations. Gastar is finalizing plans for a horizontal Knowles Limestone well to be drilled in the vicinity of the Company's previous Lone Oak Ranch and John Parker wells. If successful, a horizontal Knowles well should provide more efficient drainage and potentially higher production rates than a vertical well."

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with low-risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the deep Bossier gas play of East Texas. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.0 million acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin (PEL 238) located in New South Wales and the Gippsland Basin located in Victoria.

    Safe Harbor Statement and Disclaimer:

    This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 27, 2007 with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

    Contact Information:

    CONTACT: Gastar Exploration Ltd.
             J. Russell Porter, 713-739-1800
             rporter@gastar.com
             or
             Michael A. Gerlich, 713-739-1800
             mgerlich@gastar.com
             Fax: 713-739-0458
             www.gastar.com